Exhibit 99.1


             Dial Thru International Appoints David R. Hess as
                   President and Chief Operating Officer.


 LOS ANGELES, CA -- (Market Wire) - July 14, 2005 - Dial Thru International, Corp (OTCBB: DTIX), a provider of Voice over Internet Protocol (VoIP) products and services, today announced the appointment of David R. Hess, as President and Chief Operating Officer. Mr. Hess has been a member of the Board of Directors of the Company since May 2002.

 Mr. Hess has 20 years of experience in telecommunications and was elected to the Company's Board of Directors in May 2002. Since August 2003, Mr. Hess has been the CEO and Managing Partner of RKP Steering Group, a company he founded. From November 2001 until December 2002, Mr. Hess served as the CEO and President of Telia International North America, Inc., now part of TeliaSonera, the leading telecommunications company in the Nordic and Baltic region. Prior to joining Telia, Mr. Hess was part of a turnaround team hired by the board of directors of Rapid Link Incorporated, a VoIP provider of retail services to members of the US military, and a provider of wholesale services to domestic and international carriers worldwide, where he served as the CEO and as a director of Rapid Link from August 2000 until September 2001. The Company acquired Rapid Link in October, 2001. From 1998 to 2000, Mr. Hess served as President and CEO of LDI, an international small to medium sized enterprise ("SME") and wholesale carrier serving the US and European markets. Between 1995 and 1998 he was the President of TotalTel, a public company serving domestic SME's and wholesale enterprises. Mr. Hess received a BA in Communications with a Minor in Marketing from Bowling Green State University.

  "I have had the opportunity to observe the company's development as a member of its Board of Directors, and am very excited to join the management team," said Mr. Hess. "The company has developed a unique niche market focus with its VoIP products and services, which I truly believe can help us become one of the leading providers of VoIP offerings worldwide."

 "David has a long, successful track record in the telecommunications industry, and he brings a wealth of knowledge and experience to our Company," said John Jenkins, CEO of Dial Thru. "David's background in helping companies with their product development and sales and marketing of innovative VoIP products and services will help us tremendously as we look to expand and grow our recently developed VoIP offerings."


 About Dial Thru International

 Founded in 1997, Dial Thru provides value-added Voice over Internet Protocol (VoIP) communication services to customers, both domestically and internationally. Dial Thru has become a leading provider of proven, high-quality Internet telephony products, services and infrastructure for service providers, businesses and individuals worldwide. The company's VoIP offerings include PC-to-phone, phone-to-phone and broadband phone solutions. Dial Thru's network spans more than 15 countries on five continents. The company also provides a robust back-office suite of products, including billing, operations management, marketing support, inventory management, accounts payable, accounts receivable, sales force automation, commission management, trouble ticket reporting and network management online, so that any business customer can manage his telecommunications system in a real-time environment. For more information about Dial Thru, please visit www.dialthru.com.

 Except for historical matters contained herein, the matters discussed in this press release are forward looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements reflect numerous assumptions and involve risks and uncertainties that may affect Dial Thru's business and prospects and cause actual results to differ materially from these forward-looking statements. Among the factors that could cause actual results to differ are the inherent uncertainty of financial estimates and projections, the competitive environment for Internet telephony, Dial Thru's limited operating history, changes of rates of all related telecommunications services, the level and rate of customer acceptance of new products and services, legislation that may affect the Internet telephony industry, rapid technological changes, and other risk factors contained in Dial Thru's periodic reports on Form 10-K and Forms 10-Q and 10-QSB on file with the SEC and available through http://www.sec.gov.

 Contact:

 John Jenkins
 CEO
 Dial Thru International
 310-566-1701

 Ed Lewis
 CEOcast, Inc., for Dial Thru International
 212-732-4300